Exhibit 99

CyberOptics Reports Strong Third Quarter Results

Growth Driven by Robust Sales to Micro LED and Memory Customers

Minneapolis, MN—October 22, 2020—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $20.8 million for the third quarter of 2020 ended September 30, an increase of 68% from $12.4 million in the third quarter of 2019. Net income for the third quarter of 2020 was $1.8 million or $0.24 per diluted share, compared to the net loss of $353,000 or $0.05 per share in the year-earlier period.

Dr. Subodh Kulkarni, president and chief executive officer, commented, “CyberOptics’ third quarter performance was driven by strong sales of Multi-Reflection Suppression™ (MRS™)-enabled 3D SQ3000™ Multi-Function inspection systems and 2D MX600™ memory module inspection systems to micro LED and memory customers. We believe CyberOptics has attained a leadership position in the high-growth markets for micro LED inspection and metrology and memory module inspection. In addition, our third quarter revenue growth benefited from robust sales of MRS-enabled 3D sensors to OEM customers. It also should be noted that our 3D MRS-enabled sensors for wafer level and advanced packaging applications were sold to several new customers in the third quarter.”

Sales of sensors and inspection and metrology systems based on 3D MRS technology increased 95% year-over-year to $8.9 million in the third quarter of 2020. These MRS-based products, together with semiconductor sensors, accounted for 61% of total revenue in the third quarter of 2020, compared to 66% in the year-earlier period. The modest percentage decline was attributable largely to higher sales of 2D MX600 memory module inspection systems in this year’s third quarter.

Sales of inspection and metrology systems increased 141% year-over-year to $13.3 million in the third quarter of 2020. Within this category, sales of SQ3000 Multi-Function systems increased 109% year-over-year to $6.9 million in the third quarter. Micro LED-related SQ3000 sales totaled $2.2 million in the third quarter of 2020. Approximately $1.1 million of this total was attributable to the $2.5 million order that was received in the second quarter. Shipments of the remaining $1.4 million of SQ systems from this order are expected in this year’s fourth quarter. In addition, CyberOptics received customer acceptances for $3.3 million of 2D MX600 memory module inspection systems in the third quarter of 2020. Customer acceptances for $1.6 million of MX600 systems are anticipated in the fourth quarter. Additional orders for SQ3000 Multi-Function systems for micro LED inspection and metrology and 2D and 3D MX systems for memory module inspection are anticipated in the future. Sales of inspection and metrology systems are forecasted to decline on a year-over-year basis in this year’s fourth quarter due to normal quarter-to-quarter variation.

Sales of 3D and 2D sensors increased 15% year-over-year to $3.6 million in the third quarter of 2020. Growth in the current quarter was driven by sales of 3D MRS-enabled sensors, which rose 59% year-over-year to $2.0 million. Sales of 3D and 2D sensors are expected to decline on a year-over-year basis in this year’s fourth quarter.

During the third quarter, CyberOptics garnered two new system integrator customers for its 3D NanoResolution MRS™ sensor for wafer level and advanced packaging applications. Moreover, customer demonstrations of the recently introduced MRS-enabled WX3000™ Metrology and Inspection system that incorporates the NanoResolution sensor commenced in the third quarter. Sales of both the NanoResolution sensor and WX system are forecasted to ramp up steadily in 2021. CyberOptics believes these advanced products have positioned the company to capitalize upon significant growth opportunities in the areas of wafer-level and advanced packaging inspection and metrology.

Sales of semiconductor sensors in the third quarter of 2020 increased 4% year-over-year to $3.8 million. Fourth quarter sales of these yield and process improvement products are forecasted to grow by double digits on a year-over-year basis.

CyberOptics ended the third quarter of 2020 with an order backlog of $17.7 million, compared to backlog of $24.8 million at the end of this year’s second quarter. The company is forecasting sales of $15.5 to $17.0 million for the fourth quarter of 2020 ending December 31.

Kulkarni said: “Through our array of advanced technologies, we are confident that CyberOptics is positioned to take advantage of the high-growth opportunities in our markets. This makes us optimistic about CyberOptics’ future.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used for inspection and metrology in the SMT and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: a possible world-wide recession or depression resulting from the economic consequences of the COVID-19 pandemic; the negative effect on our revenue and operating results of the COVID-19 crisis on our customers and suppliers and the global supply chain; market conditions in the global SMT and semiconductor capital equipment industries; trade relations between the United States and China and other countries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled SQ3000 Multi-Function systems and MX systems for memory module inspection; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 Multi-Function inspection and measurement systems and products for semiconductor advanced packaging inspection and metrology; costly and time consuming litigation with third parties related to intellectual property infringement; the negative impact on our customers and suppliers due to past and future terrorist threats and attacks and any acts of war; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Head of Global Marketing

952-820-5837

Third Quarter 2020 Conference Call and Replay

CyberOptics will review its third quarter operating results in a conference call at 4:30 P.M. Eastern today. Investors can access the live call by dialing toll-free 800-437-2398 prior to the start of the call and providing the conference ID: 8105826. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the conference call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 8105826. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$20,820	$12,391	$53,245	$42,411
Cost of revenue	12,125	6,885	29,953	23,290
Gross margin	8,695	5,506	23,292	19,121
Research and development expenses	2,403	2,408	6,980	6,950
Selling, general and administrative expenses	4,082	3,855	11,900	11,779
Income (loss) from operations	2,210	(757)	4,412	392
Interest income and other	(2)	170	326	306
Income (loss) before income taxes	2,208	(587)	4,738	698
Provision (benefit) for income taxes	409	(234)	462	92
Net income (loss)	$1,799	$(353)	$4,276	$606
Net income (loss) per share - Basic	$0.25	$(0.05)	$0.59	$0.09
Net income (loss) per share - Diluted	$0.24	$(0.05)	$0.57	$0.08
Weighted average shares outstanding - Basic	7,240	7,117	7,198	7,108
Weighted average shares outstanding - Diluted	7,519	7,117	7,445	7,245

Condensed Consolidated Balance Sheets
(In thousands)	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Cash and cash equivalents	$5,665	$5,836
Marketable securities	8,549	8,295
Accounts receivable, net	18,167	16,059
Inventories	21,285	15,580
Other current assets	2,368	1,579
Total current assets	56,034	47,349

Marketable securities	13,703	12,168
Equipment and leasehold improvements, net	3,237	3,341
Intangibles and goodwill, net	1,652	1,676
Right-of-use assets (operating leases)	2,710	2,111
Trade notes receivable - long term	532	962
Deferred tax assets	4,658	4,992
Total assets	$82,526	$72,599

Liabilities and Stockholders’ Equity
Accounts payable	$10,051	$7,023
Accrued expenses	4,443	3,071
Current operating lease liabilities	769	688
Total current liabilities	15,263	10,782

Other liabilities	300	352
Long-term operating lease liabilities	3,424	3,141
Total liabilities	18,987	14,275

Total stockholders’ equity	63,539	58,324
Total liabilities and stockholders’ equity	$82,526	$72,599